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EXHIBIT 11.1 - STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

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
                                                         Three months ended                         Six months ended
                                                              June 30,                                  June 30,
                                                      1999                1998                  1999                1998
                                              -----------------------------------------  ---------------------------------------
       Basic:
Average shares outstanding                                 818,060             489,190              811,276             811,276

Net income                                    $            532,796   $         139,173   $        1,163,129  $          292,607

Per share amount                              $                .65   $             .28   $             1.43  $              .60


Diluted:

Average shares outstanding                                 818,060             489,190              811,276             489,190

Net effect of dilutive stock options                        23,745               3,270               23,745               3,270
                                              -----------------------------------------  ---------------------------------------

Diluted shares                                             841,805             492,460              835,021             492,460

Net income                                    $            532,796  $          139,173   $        1,163,129 $           292,607

Per share amount                              $                .63  $              .28   $             1.39 $               .59

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